CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Nova Oil, Inc.:

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 17, 2001 included in Nova Oil, Inc.'s Form 10SB for the year ended December 31, 2000 and to all references to our Firm included in this registration statement.


/s/DECORIA, MAICHEL & TEAGUE P.S.
DeCoria, Maichel & Teague P.S.
Spokane, Washington
April 1, 2001